Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of July 3, 2023 (the “Signing Date”), by and among Panacea Life Sciences Holdings, Inc., a Nevada corporation, or its assigns (“Buyer,” or “PLSH”), Lizard Juice, LLC, a Delaware limited liability company (“Lizard Juice”), Gary Wilder, an individual resident of Florida (“Wilder”), New Age Distribution, LLC, a Florida limited liability company (“New Age Distribution”), and N7 Enterprises, Inc., a Florida corporation and the parent company of Lizard Juice and New Age Distribution (“N7 Enterprises”), and collectively together with Lizard Juice, Wilder and New Age Distribution, its and their respective subsidiaries, affiliates and assigns, the “Seller” or “Sellers”), and each of the Holders (as defined below). Sellers and PLSH, as applicable, and Holders, as applicable, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. Sellers own and operate a chain of eight retail non-alcoholic beverage locations, a beverage manufacturing warehouse and wholesale distribution center in the State of Florida (collectively the “Business”); and

B. Buyer desires to purchase certain assets from Sellers, and Sellers’s desire to sell certain assets to Buyer.

C. It is intended that (i) the purchase of the Purchased Assets contemplated by this Agreement shall be reported by the Parties as a reorganization pursuant to Section 368(a)(1)(C) of the Code, and this Agreement and the documents related hereto shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (ii) the PLSH Shares received by N7 Enterprises in exchange for the Purchased Assets, which consist of all or substantially all of the assets of N7 Enterprises, will be subsequently distributed in liquidation to the Holders; provided, however that in the event of any conflict between the express terms of this Agreement or any other Transaction Documents and the requirements of Section 368(a)(1)(C) of the Code or any related regulation, the terms of this Agreement shall prevail.

NOW THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1 “Definitions” Capitalized terms have the meanings set forth below unless defined elsewhere in this agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Business Contract” means all Contracts to which any Seller is a party and which are utilized in the conduct of the Business.

1

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of ownership of the Licenses from Sellers to Buyer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Section 2.4 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of PLSH.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“Disclosure Schedules” means the Disclosure Schedules set forth in Exhibit H to this Agreement.

“Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment , order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.6 hereof.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity.

2

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holders” shall have the meaning as set forth in Section 2.2(b) hereof.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or calculated with respect to (i) net income or profits or overall gross income or gross receipts (however denominated), including any capital gains or alternative minimum Tax, or (ii) multiple bases (including a corporate franchise, doing business, or occupation Tax) if one or more of the bases on which the Tax may be measured or calculated is described in clause (i) of this definition.

“Income Tax Return” means any Tax Return with respect to any Income Tax.

“Interim Period” means the time period from the date of this Agreement through and including the Closing Date.

“Knowledge” when used in a particular statement of fact in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority.

“Leased Premises” means the premises set forth on Exhibit XX hereto.

“Lien” means any mortgage, pledge, assessment, security interest, lien, or other similar encumbrance.

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries and markets in which the Sellers operate; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (iv) any matter of which Buyer is aware on the date hereof; (v) any natural or man-made disaster or acts of God; or (vi) any actions taken by a Buyer or any of its Affiliates.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

3

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Pre-Closing Taxes” means any Liabilities for (i) Taxes relating to the Business or the Assets, for any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any other Taxes of any Seller or any current or former stockholders or Affiliates of Seller for any taxable period, (iii) any penalties or fees accruing thereon as a result of the failure to file or late filing of any Tax Returns relating to the Business or Assets due on or before the Closing Date, (iv) Taxes imposed on any of the Sellers that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of any of the Sellers, (v) deferred payroll or employment Taxes under the CARES Act, relating to the Business or the Assets, and (vi) Taxes identified in the Disclosure Schedules.

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchased Assets” means substantially all of the assets of Sellers, including without limitation, the Licenses; Business Contracts; inventory, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Sellers at the Leased Premises, and any and all intellectual property owned by Sellers, including all business goodwill, as more fully described on Exhibit A, but excluding the assets listed on Exhibit F (the “Excluded Assets”).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” and “Sellers” shall have the meaning set forth in the preamble hereto. For purposes hereof, any reference to Sellers in the singular shall mean all Sellers for the purpose of any representations, warranties, covenants or other obligations or agreements set forth in this Agreement.

“Straddle Period” means all Tax periods beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, ad valorem, sales, use, employment, social security, disability, occupation, property, severance, value added, goods and services, documentary, stamp duty, transfer, conveyance, capital stock, excise, or withholding tax or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto, or (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations §1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Transaction Documents” means this Agreement including all schedules and exhibits, and all agreements included as schedules and exhibits once fully executed.

“Working Capital” means the aggregate of cash, cash equivalents, inventory and receivables minus current liabilities.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

4

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c) Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d) Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1 Purchase of Assets. At the Closing, Sellers shall sell to Buyer and Buyer shall purchase from Sellers the Assets. Immediately after the exchange, Buyer shall have acquired substantially all of the assets (as required by in Section 368(a)(1)(C) of the Code) of the Business.

2.2 Purchase Price; Issuance of PLSH Shares; Adjustments.

(a) Subject to adjustment pursuant to Section 2.3 below, the purchase price for the Assets (the “Purchase Price”) shall be an aggregate of 84,548 shares of PLSH Series N-7 Convertible Preferred Stock, having such designations, rights and preferences as set forth in that certain Certificate of Designations attached to this Agreement as Exhibit J and incorporated as a material element of this Agreement (the “PLSH Shares”).

(b) The PLSH Shares have a stated value of $1.00 per share, are convertible into Common Stock after 180 days at a rate of 100 shares of Common Stock for each share of Series N-7 Convertible Preferred Stock converted, and rank: (a) senior with respect to dividend rights and rights of liquidation with the Common Stock; (b) junior with respect to dividends and right of liquidation with respect to the Company’s existing outstanding Preferred Stock; and (c) junior with respect to dividends and right of liquidation to all existing indebtedness of the Company. The holders of the Series N-7 Preferred Stock may convert the shares in accordance with the terms of the Certificate of Designations. Buyer shall pay the Purchase Price by Delivering the PLSH Shares to those persons and in such amounts as listed on Exhibit G (the “Holders”).

(c) At the Closing, Sellers will retain all cash and funds in depository accounts.

2.3 Purchase Price Adjustment.

(a) Closing Adjustment.

(i)	At least three Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth its good faith calculation of the average monthly revenue of the Business (“Closing Monthly Revenue”), for the most recently completed fiscal quarter, calculated by reference to the Audited Financial Statements (as defined below).

5

(ii)	The “Closing Adjustment” shall be an amount equal to the product of (A) Purchase Price and (B) the difference between the Closing Monthly Revenue and one hundred seventy-five thousand dollars ($175,000) (the “Benchmark Monthly Revenue”), provided that if the Closing Monthly Revenue is greater than the Benchmark Revenue, there will be no Closing Adjustment. The Purchase Price shall be decreased to equal the Closing Adjustment, and all distributions of the Purchase Price to Holders will be reduced pro rata.

2.4 Closing. The closing for the purchase and sale of the Assets (the “Closing”) will be held on the date agreed to by the Parties (the “Closing Date”). The Closing will be at a time and place agreed to by the Parties, unless the Parties agree that the Closing need not occur at a specific location.

2.5 Documents Deliverable at Closing. At the Closing:

(a) Sellers shall provide to Buyer (collectively, “Sellers’ Closing Documents”):

(i)	An executed Sellers’ Officer’s Certificate in the form attached hereto as Exhibit B;

(ii)	The Bill of Sale for the Assets in the form attached hereto as Exhibit D; and

(iii)	The Proration Statement.

(b) Buyer shall provide to Sellers an executed Buyer’s Officer’s Certificate in the form attached hereto as Exhibit C and counter-executed copies of the Bill of Sale for the Assets and the Proration Statement.

2.6 Assumed Liabilities. Upon the sale and purchase of the Assets and subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations of Seller arising in connection with the operation of the Business or the Assets after the Closing (the “Assumed Liabilities”):

(a) all liabilities and obligations arising under or relating to the Leases and the Business Contracts listed on Schedule 2.6(a) arising and to be performed after the Closing and excluding any such obligations arising or to be performed prior to the Closing; and

(b) all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Assets after the Closing.

2.7 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities, debt, responsibility, claim or other obligations of the Sellers, whether known or unknown, contingent or absolute (including, without limitation, those related to the Business), of any kind, character or description whatsoever (collectively, “Excluded Liabilities”).

6

2.8 Plan of Reorganization; Tax Reporting. The Parties intend that the purchase of the Purchased Assets contemplated by this Agreement shall qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code and that the receipt of all PLSH Shares shall qualify as tax free consideration for the Purchased Assets pursuant to Section 361(a) of the Code. By executing this Agreement, the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Notwithstanding the foregoing, Buyer makes no representations or warranties to Sellers regarding the tax treatment of the transaction contemplated hereby, or any of the tax consequences to Sellers, the Holders or other security holders of N7 Enterprises, under this Agreement or any of the other transactions or agreements contemplated hereby. N7 Enterprises acknowledges that it is relying solely on N7 Enterprises’s own tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby. Neither N7 Enterprises, PLSH, nor any of their Affiliates, has taken, shall take or agreed to take any action, or shall refrain from taking any action, that would reasonably be expected to prevent the transactions contemplated hereby from constituting a reorganization qualifying under Section 368(a)(1)(C)of the Code. Notwithstanding the foregoing, in the event of any conflict between the express terms of this Agreement or any of the other Transaction Documents and the requirements of Section 368(a)(1)(C) of the Code or any related regulation, the terms of this Agreement shall prevail.

ARTICLE III
SELLERS’ AND HOLDERS’ STATEMENTS OF FACT

Except as set forth in the Disclosure Schedules, each Seller severally and not jointly represents and warrants to Buyer that the following Sections 3.1 through 3.13 are true as of the date of this Agreement (collectively, “Seller’s Statements of Fact”):

3.1 Sellers’ Organization. Each Seller is duly formed, validly existing and in good standing under each of the Laws of the state of its incorporation and has all requisite power and authority to conduct its Business as it is now being conducted in accordance with the Laws.

3.2 Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by such Seller at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, the execution and delivery of this Agreement and the other instruments to be delivered by each Seller at the Closing, and the performance by each Seller of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by such Seller at the Closing will at the Closing be, duly and validly executed and delivered by such Seller and constitute (or, in the case of instruments to be delivered by such Seller at the Closing, will at the Closing constitute) the legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. The execution and delivery by each Seller of this Agreement does not, and the performance by each Seller of its obligations under this Agreement does not:

(a) violate or result in a breach of its Charter Documents;

(b) violate or result in a default under any material Contract to which such Seller are a party, except for any material violation or default that would not be expected to result in a Material Adverse Effect on Seller’s ability to perform its obligations hereunder; or

7

(c) (i) materially violate or result in a material breach of any Law applicable to such Seller or (ii)r require any consent or approval of any Governmental Authority other than the the Applicable County and under any Law applicable to such Seller.

3.4 Proceedings. Except as set forth on Section 3.4 of the Disclosure Schedules, there is no Proceeding pending, or to such Seller’s Knowledge threatened, against such Seller (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

3.5 Broker. No Seller has any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any such Seller or any of its Affiliates could become liable or obligated.

3.6 Compliance with Laws and Orders. Each Seller is in material compliance with all Laws and orders applicable to it except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect on such Seller; provided, however, that this Section 3.6 does not address matters relating to Taxes, which are exclusively addressed by Section 3.7, or Permits, which are exclusively addressed by Section 3.8.

3.7 Taxes. All Taxes due and owing by Sellers have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers. All tax returns required to be filed by Sellers for any tax periods prior to Closing have been, or will be, timely filed. Such tax returns are, or will be, true, complete, and correct in all respects.

3.8 Permits. Each Seller possesses all Permits that are required for the ownership and operation of its Business in the manner in which it is currently owned. All Permits described in this Section 3.8 are in full force and effect, and each such Seller is in material compliance with each such Permit.

3.9 Operating Facilities. The business at each Leased Premises is set out on Section 3.9 of the Disclosure Schedules. Each Lease is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Lease. No event or circumstance has occurred that would constitute an event of default under any Lease or result in a termination thereof. Complete and correct copies of each Lease (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Lease.

3.10 Sellers’ Members. The members and shareholders of each Seller are as set forth on Section 3.9 of the Disclosure Schedules.

3.11 Environmental Matters.

(a) Each Seller is in material compliance with all applicable Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any material liability affecting or otherwise materially reduce the value of the Assets. There are no material liabilities arising in connection with or in any way relating to the Assets arising under or relating to any applicable Environmental Law, whether accrued, contingent, absolute, determined, determinable or otherwise, and to Seller’s Knowledge, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such material liability.

8

(b) To each Seller’s Knowledge, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will materially interfere with or prevent continued compliance with or which would give rise to any material liability under any applicable Environmental Law or give rise to any applicable common law or statutory liability, based on or resulting from such Seller’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any material liability affecting, or other materially reduce the value of, the Assets or Business. Each Seller has taken all actions necessary under applicable requirements of applicable Environmental Law to register any products or materials required to be registered by such Seller (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or, to any Seller’s Knowledge, threatened against any Seller relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. No property now or previously owned, leased or operated by any Seller, nor any property to which Hazardous Substances located on or resulting from the use of any Asset or the Leased Premises has been transported, is listed or, to any such Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules and Schedule Update (as defined below)), no Seller nor any other Person has made or makes any other express or implied statement of fact, representation or warranty either written or oral, on behalf of any Seller, including any statement of fact. representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer, including any information, documents or material delivered to Buyer, or as to the future revenue, profitability or success of the Business, or any statement of fact, representation or warranty arising from statute or otherwise in Law.

Each applicable Holder receiving PLSH Shares, severally and not jointly, represents and warrants to Buyer that the following Section 3.12 is true as of the date of this Agreement.

3.12 Securities.

(a) Purchase Entirely for Own Account. The PLSH Shares will be acquired for investment for Holder’s own account(s), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder does not presently have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to any of such PLSH Shares. Holder has not been formed for the specific purpose of acquiring such PLSH Shares. Neither Holder nor any of its Affiliates has any present intention of entering into any put option, short position or other similar position with respect to the PLSH Shares.

(b) Disclosure of Information. Holder has had an opportunity to discuss to Holder’s satisfaction PLSH’s business, management, financial affairs and the terms and conditions of the offering of the PLSH Shares with PLSH’s management and has had an opportunity to review PLSH’s business. Such discussions, as well as any written information delivered by PLSH to Holder, were intended to describe the aspects of PLSH’s business which PLSH believes to be material. Further, Holder acknowledges that it has reviewed PLSH’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K, and has had the opportunity to ask questions of management of PLSH concerning PLSH’s business, operations and financial condition.

9

(c) Restricted Securities. The PLSH Shares have not been registered and are being issued to Sellers pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act. The PLSH Shares are “restricted securities” under applicable U.S. federal and state securities Laws and a resale of the PLSH Shares may be made only pursuant to registration under the Securities Act or an available exemption from registration.

(d) Rule 144. Holder is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions and which rule requires, among other things, that PLSH be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, and that resales of securities be limited in volume and take place only pursuant to brokered transactions. PLSH has provided no assurances as to whether Holder will be able to resell any or all of the PLSH Shares pursuant to Rule 144.

(e) Resale Restrictions. If all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required with respect to the PLSH Shares. Notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. The PLSH Shares shall be held by Holders for a minimum period of six (6) months from the date such PLSH Shares are issued to Holder and Holder shall not sell, transfer or otherwise hypothecate any of the PLSH Shares held by such Holder prior to the expiration of such six-month period absent written consent of PLSH.

(f) Sophistication. Holder is a sophisticated investor (as described in Rule 506 of Regulation D) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the PLSH Shares contemplated hereunder; and is fully capable of, and understands and accepts, the risk of loss of Holder’s entire investment in the PLSH Shares. Holder and each Affiliate of Holder expressly acknowledges and understands that neither PLSH nor any director, officer, employee or agent of PLSH makes any representation whatsoever as to the merit, risk or value of an investment in the PLSH Shares.

(g) No General Solicitation. Neither Holder, nor any of its officers, employees, agents, directors, members, attorneys, shareholders, or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor, nor has Holder or any of Holder’s officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the PLSH Shares being issued hereunder.

10

(h) Reliance on Exemption. The PLSH Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws. PLSH is relying in part upon the truth and accuracy of, and Holder’s compliance with, the statements of fact, representations, warranties, agreements, acknowledgements and understandings of Holders set forth in this Section 3.11in order to determine the availability of such exemptions and the eligibility of Holders to acquire the PLSH Shares.

3.13 Independent Investigation. Sellers have conducted their own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of PLSH, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of PLSH for such purpose. Sellers acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers have relied solely upon their own investigation and judgment and upon advice from such advisors as they has deemed necessary, and the express statements of facts of Buyer set forth in Article IV (including the related portions of the Disclosure Schedules or Schedule Update); and (b) neither Buyer, PLSH nor any other Person has made any statements of facts as to Buyer, PLSH, the business of PLSH, the value or future prospects of the Common Stock, or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules or Schedule Update).

ARTICLE IV
BUYER’S STATEMENTS OF FACT

Buyer represents and warrants that the following is true as of the date of this Agreement:

4.1 Organization. PLSH is a corporation duly formed, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to conduct its business as it is now being conducted.

4.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other instruments to be delivered by Buyer at the Closing, and the performance by Buyer of their respective obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the instruments to be delivered by Buyer at the Closing will at the Closing be, duly and validly executed and delivered by Buyer and constitutes (or, in the case of instruments to be delivered by Buyer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3 No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of their obligations hereunder and the consummation of the transactions contemplated hereby do not:

(a) violate or result in a breach of its Charter Documents;

(b) violate or result in a default under any material Contract to which Buyer is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s or PLSH’s ability to perform its obligations hereunder; or

11

(c) (i) violate or result in a breach of any Law applicable to Buyer or (ii) require any consent or approval of any Governmental Authority under any Law applicable to Buyer.

4.4 Proceedings. There is no Proceeding pending or, to PLSH’s Knowledge, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5 Compliance with Laws and Orders. PLSH is not in violation of, or in default under, any Law or order applicable to Buyer the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing their obligations hereunder except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Buyer’s or PLSH’s ability to perform its obligations hereunder.

4.6 Broker. PLSH has no liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of its Affiliates could become liable or obligated.

4.7 Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Sellers, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon their own investigation and judgment and upon advice from such advisors as they have deemed necessary, and the express statements of facts of Sellers set forth in Article III (including the related portions of the Disclosure Schedules or Schedule Update); and (b) no Seller nor any other Person has made any statements of facts as to Sellers, the Business, the Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules or Schedule Update)(collectively, “Buyer’s Statements of Fact”).

ARTICLE V
COVENANTS

5.1 Regulatory and Other Approvals. During the Interim Period:

(a) Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Articles VI or VII, as applicable. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required material consent or approval required to novate all liabilities and obligations under any and all liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date and is limited to any transactions that occurred after the closing date; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, approval, or waiver is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Asset to which such consent, approval, waiver relates for no additional consideration. To the extent that any Asset or Assumed Liability not be transferred to Buyer following Closing pursuant to this Section 5.1, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent practical and/or permitted under applicable Law, operational equivalent of the transfer of such Asset or Assumed Liability to Buyer as of the closing and the performance by Buyer of its obligations with respect thereto.

12

(b) Each Party shall, at the sole cost of such Party, (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in Articles VI and VII; (ii) cooperate with the other Party by furnishing the information that is necessary in connection with the other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iv) promptly inform the other Party of any written or to any Party’s Knowledge, oral, communication from or to, and any proposed written or to the relevant Party’s Knowledge, oral, understanding or agreement with, any Governmental Authority in respect of the filings; (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (vi) comply, as promptly as is reasonably practicable, with any reasonable requests received by the Party under any applicable Laws for additional information, documents or other materials with respect to the filings, (vii) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (viii) only upon the advice of such Party’s legal counsel, contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c) If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior written notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d) In connection with any such filings, Buyer shall cooperate in good faith with Governmental Authorities and with Sellers and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e) Each Party shall provide prompt written notification to the other when it becomes aware that any such consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(f) In furtherance of the foregoing covenants:

(i)	Each Party shall prepare, or cause its Affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in connection with the transactions contemplated by this Agreement that may be required under any Laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth Articles VI and VII.

13

(ii)	Each Party shall promptly furnish the other Party with copies of any written notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii)	Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.

5.2 Access of Buyer; Due Diligence. During the Interim Period, Sellers shall provide Buyer with reasonable access, upon reasonable written notice and during normal business hours, to the Business and the Leased Premises. During the Interim Period, Sellers shall provide Buyer, upon written request, with access to copies of Sellers’ books and records, Sellers’ standard operating procedures, and with reasonable access to Sellers’ employees during normal business hours in order to allow Buyer to conduct due diligence.

5.3 Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, Sellers shall not take any of the following actions:

(a) Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any Liens or encumbrances thereon, except in the ordinary course of business as is consistent with past practice including frequency and amount

(b) Fail to perform material obligations under any Business Contracts;

(c) Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Sellers deliver written notice to Buyer of same; including any additional employees.

(d) Incur any liabilities of Sellers other than in the ordinary course of business.

(e) Dissolve Sellers or file or declare bankruptcy, insolvency or similar action;

(f) Sell of the Business or any Assets outside of the ordinary course of business;

(g) Enter into or materially amend any material Business Contract, lease or other arrangement; or

(h) Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

14

5.4 Updating. Sellers shall give prompt notice to the Buyer of (a) the occurrence, or non-occurrence, of any event (a “Change”) that Sellers acquire Knowledge of, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of a Seller party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing, and (b) any failure to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by the Sellers under this Agreement that Sellers acquire Knowledge of. Prior to Closing, Buyer shall provide an update to the Disclosure Schedules (the “Schedule Update”) as necessary to complete or correct any information in Seller’s Statements of Fact in accordance with Sellers’ disclosure of any Changes. Notwithstanding the foregoing, for purposes of Buyer’s rights and remedies pursuant to Article 9 hereof, the Schedule Update will not be deemed to amend or supplement the Disclosure Schedules or the Seller’s Statements of Fact, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Buyer in connection with any Changes or other information disclosed in the Schedule Update.

5.5 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s written request, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement, each at the sole cost of the requesting Party.

5.6 Buyer’s Obligations if No Closing. If the Closing does not occur for any reason, Buyer shall cooperate with Sellers in executing all documents reasonably necessary to void the Change of Ownership.

5.7 Application Fees. Buyer shall pay the Change of Ownership application fees and prorated annual license renewal fees for all state and county Licenses held by Sellers.

5.8 Non-Compete; Non Solicitation.

(a) The “Restricted Period” begins on the Closing Date and ends on the second anniversary of the Closing Date.

(b) “Competing Business” means any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Buyer or any Affiliate; provided, however, that the following activities shall not be deemed a Competing Business:

(i)	providing services to Buyer;

(ii)	Ownership of shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

(c) “Restricted Territory” means the states of Florida and Colorado.

(d) During the Restricted Period and within the Restricted Territory, no Seller shall, and such Seller shall direct its Affiliates not to

(i)	engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

15

(ii)	employ, retain, engage or solicit the employment or engagement of services of any employee of Buyer on a full- or part-time basis; provided, however, that the provisions of this Section 5.8(d)(ii) shall not apply to any (A) employees of the Business as of the Closing Date employed by or providing services to any non-Competing Business, (B) employees of the Buyer (other than those employees set forth in (A) immediately above) upon written consent from Buyer, as applicable, (C) general advertising or solicitation not specifically targeted at any employee of the Buyer, or (D) actions taken by any person or entity with which such Seller is associated if such Seller is not, directly or indirectly, personally involved in such solicitation and has not identified such employee for soliciting.

(e) During the Restricted Period, no Seller shall, and such Seller shall direct its Affiliates not to, solicit prior, future or existing customers of the Business as of immediately prior to Closing in connection with a Competing Business; provided, however, that the provisions of this Section 5.8(e)shall not apply to any general advertising or solicitation not specifically targeted at any customers of the Buyer.

(f) Any violation of this Section 5.8 may result in irreparable injury to Buyer and the Business and Buyer will be entitled to seek an injunction against Sellers and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 5.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Each of Sellers and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Sellers by this Section 5.8, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Buyer’s business now existing and to be developed in the future. Each of Sellers and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 5.8 is reasonable with respect to subject matter, time period and geographical area.

(g) If any covenant set forth in this Section 5.8 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 5.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 5.8 conflict with the provisions of Section 10.12, the provisions of this Section 5.8 will control.

(h) Sellers shall cause its Affiliates to comply with the obligations set forth in this Section 5.8.

5.9 Post-Closing Covenants Concerning the PLSH Shares.

(a) Holders shall not engage in hedging transactions with the PLSH Shares. Further, no Holders nor any of their respective directors, officers, shareholders or Affiliates shall purchase any shares of common stock of PLSH on the open market or otherwise without the express written consent of PLSH.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Holders shall not sell the PLSH Shares in violation of applicable Laws, including Rule 144 promulgated under the Securities Act.

16

5.10 General Liability Insurance Coverage. N7 shall carry and maintain the following insurance for a minimum period of no less than twenty-four (24) months following Closing (“Sellers’s Insurance”), at its sole cost and expense Commercial General Liability Insurance applicable to the Purchased Assets, the Business, its leased premises and its appurtenances, providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00. Any company writing any of Sellers’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Buyer and each Seller as a named insured and Buyer (or any successor) and other designees of Buyer as the interest of such designees shall appear, as additional insureds. All policies of Sellers’ Insurance shall contain endorsements that the insurer(s) shall give the Buyer and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Sellers shall provide the Buyer with a certificate of insurance evidencing Sellers’ Insurance prior to the Closing Date, and upon renewals at least 15 days prior to the expiration of the insurance coverage. Except as specifically provided to the contrary, the limits of either party’s insurance shall not limit such party’s liability under this Purchase Agreement.

ARTICLE VI
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1 Statements of Fact. (a) Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date); and (b) in the case of Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, that speak to an earlier date, such Seller’s Statements of Fact, including the Disclosure Schedules as updated by the Schedule Update, will be true and correct in all material respects as of the earlier date (other than those Seller’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

6.2 Performance. Sellers have performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Sellers at or before the Closing.

6.3 Sellers’ Deliverables. Sellers have delivered to Buyer at the Closing:

(a) a certificate or other evidence that Sellers have obtained the “Sellers’ Insurance” as required in Section 5.10 above;

(b) Sellers shall have obtained, and shall have provided the unanimous written consent of all the stockholders of N7 approving the transactions contemplated hereby;

(c) Sellers shall have provided Buyer evidence that all point of sale and payment processing systems have been successfully transferred to Seller, or redirected to deposit into Buyer’s accounts;

17

(d) Sellers shall have provided Buyer evidence that Case No. 23-000985-CI - THEMISTOCLES PSOMIADIS, INDIVIDUALLY VS. N7 ENTERPRISES INC. has been fully settled and dismissed with prejudice, and that all settlement obligations of Buyer have been fully satisfied;

(e) Seller shall have provided all other documentation reasonably requested by Buyer to effect the full transfer of the Purchased Assets.

6.4 Contract Assignments. Sellers shall have obtained all required consent necessary to assign the Leases and the Lightspeed point of sale system.

6.5 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

6.6 Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.7 No Material Adverse Effect. No Material Adverse Effect exists.

6.8 Contractor Agreements. PLSH has entered into a contractor agreement with Gary Wilder as set forth in the form attached hereto as Exhibit I, each executed as of the Closing Date.

6.9 Company Financial Statements. Within forty-five (45) days following the execution of this Agreement, Sellers shall prepare and deliver to PLSH US GAAP-compliant financial statements prepared by a PCAOB (Public Company Accounting Oversight Board) accounting firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K or 14C Information Statement by PLSH to be filed with the SEC following Closing (prior two full fiscal years) (the “Audited Financial Statements”) as well as unaudited reviewed quarterly financial information as is required to be filed in a Current Report on form 8-K or 14C Information Statement by PLSH for such quarterly periods as are required to be filed.

ARTICLE VII
SELLERS’ CONDITIONS TO CLOSING

The obligation of Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Sellers in its sole discretion):

7.1 Statements of Fact. (a) Buyer’s Statements of Fact will be true and correct in all material respects (other than those Buyer’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects) on and as of the Closing as though made on and as of the Closing (other than those of Buyer’s Statements of Fact that speak to an earlier date); and (b) in the case of those of Buyer’s Statements of Fact that speak as to an earlier date, such Buyer’s Statements of Fact will be true and correct in all material respects as of the earlier date (other than those Buyer’s Statements of Facts that are already qualified as to materiality, in which case shall be true and correct in all respects).

7.2 Performance. Buyer will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

18

7.3 Buyer’s Deliverables. Buyer will have delivered to Sellers and Holders, as applicable, the Purchase Price in the manner set forth in Section 2.2 and Buyer’s Officer’s Certificate.

7.4 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Sellers or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5 Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated in one or more of the following ways:

(a) At any time before the Closing, by Sellers or Buyer, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b) At any time before the Closing, by Buyer (if Buyer is not then in material breach of any provision of this Agreement), by written notice to Sellers, if Sellers have materially breached its Seller’s Statements of Fact or covenants under this Agreement and such breach does result in the failure of any condition set forth in Article VI and such breach not be cured by Sellers within thirty (30) days of such notice.

(c) At any time during the Interim Period, by Buyer, by written notice to Sellers, if Buyer has discovered any fact, circumstance, or condition which would create a Material Adverse Effect upon any of the Assets, in Buyer’s reasonable discretion and such Material Adverse Effect not be cured by Sellers within thirty (30) days of such notice.

(d) At any time before the Closing, by Sellers (if Sellers are not then in material breach of any provision of this Agreement), by written notice to Buyer, if Buyer has materially breached its Buyer’s Statements of Facts or covenants under this Agreement and the breach does result in the failure of any condition set forth in Article VI and such breach not be cured by Buyer within thirty (30) days of such notice.

(e) If the Closing shall not have been consummated by 11:59 p.m. Mountain Time on the eighteen month anniversary of the Signing Date (the “Drop Dead Date”); provided, that such Drop Dead Date may be extended upon written consent of all parties to this Agreement.

8.2 Effect of Valid Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except as provided herein, provided, however, that Article I, Section 8.2, and Article X will survive any such termination.

19

ARTICLE IX INDEMNIFICATIONS, LIMITATIONS ON LIABILITY,
THIRD-PARTY CLAIMS, AND ARBITRATION

9.1 Indemnity. From and after the initial Closing:

(a) Each Seller, jointly and severally, shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of any Losses which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)	any inaccuracy in or breach by any Seller of Seller’s Statements of Fact; or

(ii)	any breach of any covenant or agreement of any Seller contained in this Agreement; or

(iii)	any Pre-Closing Taxes; or

(iv)	the operation or use of the Assets and all liabilities relating to the ownership the Assets by the applicable Sellers prior to the Closing; provided, however, that this clause (iv) shall not cover items for which Seller has a right to indemnification pursuant to this Article IX; or

(v)	any Excluded Assets or any Excluded Liabilities of the Sellers; or

(vi)	any third-party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller conducted, existing or arising on or prior to the Closing Date.

(b) Buyer shall indemnify, defend, and hold Sellers and each of their Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and pay on behalf of or reimburse any such Seller Indemnified Party in respect of any Losses which such Seller Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i)	any breach as of the Closing of Buyer’s Statements of Fact;

(ii)	any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii)	the operation or use of the Assets on or after the Closing, and other liabilities relating to the ownership or use of the Assets by the Buyer on or after the Closing; provided, however, that this clause (iii) shall not cover items for which Buyer has a right to indemnification pursuant to this Article IX.

(c) If a Buyer Indemnified Party suffers any Loss for which a Seller is obligated to indemnify pursuant to this Article IX within the twenty-four (24) month period following the Signing Date, then such Buyer Indemnified Party shall, at its sole discretion, satisfy all or part of any such Loss (i) through a payment of cash, (ii) by delivery of those certain PLSH Shares pledged by Gary Wilder to secure Sellers’ performance hereunder pursuant to that certain Pledge and Security Agreement dated as of even date herewith and attached to this Agreement as Exhibit K (the “Pledged Shares”), or (iii) through a combination of cash payment and delivery of Pledged Shares. .

20

(d) All payments made pursuant to Article IX shall be treated by the parties and their Affiliates as adjustments to the purchase price paid for the Assets under this Agreement.

9.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) Seller’s Statements of Fact and Buyer’s and PLSH’s Statements of Fact will survive the Closing until the date that is twenty-four (24) months from the Closing Date, except for Sections 3.1, 3.2, 3.3(a), 3.4, 3.5, 3.6, 3.7, 3.11, 3.12, 4.1, 4.2, 4.3(a) and 4.6, which shall survive until sixty (60) days after the applicable statute of limitations in respect thereof has expired. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b) Buyer shall give written notice to Sellers within a reasonable period of time after becoming aware of any breach by Sellers of any statement of fact, covenant, agreement, or obligation in this Agreement, but in any event no later than 3 days after becoming aware of such breach.

(c) Sellers shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any statement of fact, covenant, agreement or obligation in this Agreement, but in any event no later than 3 days after becoming aware of such breach.

(d) The Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e) The Sellers liability with respect to Section 9.1(a)(i) and 9.1(a)(iv) is limited to Losses incurred or suffered by Buyer in an amount not to exceed One Million Dollars ($1,000,000) (the “Cap”); provided, however, that the Cap shall not apply with respect to (A) breaches by such Seller of Sections 3.1 (Sellers’ Organization), 3.2 (Authority), 3.3 (No Conflicts), 3.4 (Proceedings), 3.6 (Compliance with Laws), 3.7(Taxes) or 3.11 (Environmental Matters) (each, a “Fundamental Representation”); or (B) Losses relating to claims arising out of fraud.

(f) Buyer’s liability with respect to Section 9.1(b)(i) is limited to Losses incurred or suffered by the Seller Indemnified Parties in an amount not to exceed the Cap; provided, however, that the Cap shall not apply with respect to breaches by Buyer of Sections 4.1 (Organization). 4.2 (Authority) 4.3(a) (No Conflict) or 4.6 (Broker).

(g) Buyer’s aggregate liability with respect to any provision of this Agreement is limited to the amount of the aggregate Purchase Price; provided, however, that the limitations set forth in this Section 9.2(g) shall not apply with respect to Losses relating to claims arising out of fraud.

(h) Except for (i) Losses relating to the breach or inaccuracy of a Fundamental Representation or (ii) Losses relating to claims arising out of fraud, Sellers shall not be liable to the Buyer Indemnified Parties for indemnification under Section 9.1(a)(i) or 9.1(a)(iv) until the aggregate amount of all Losses claimed by the Buyer Indemnified Parties in respect of indemnification under Section 9.1(a)(i) exceeds $50,000, in which event Sellers shall be required to pay or be liable for Losses from the first dollar.

(i) (i) Payments by the Party against whom indemnification is requested (the “Responding Party”) pursuant to Section 9.1 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Party seeking indemnification (the “Claiming Party”) in respect of any such claim net of any premium increases. The Claiming Party shall use its commercially reasonable efforts to recover under insurance policies for Losses.

21

9.3 Procedure with Respect to Third-Party Claims.

(a) If a Party is threatened with or becomes subject to a third-party Claim, and such Claiming Party believes it has a claim entitled to indemnification from the Responding Party (as provided in Section 9.1) as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b) If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 9.3(a) , the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party (which approval shall not be unreasonably withheld or delayed), and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest; provided that in such case the Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel; and the Claiming Party shall cooperate with the Responding Party and its counsel in all reasonable respects in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

(c) If written notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s written notice is given pursuant to Section 9.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 9.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon written notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

9.4 Mandatory Mediation.

(a) Except for Claims arising under Section 5.8or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.4, will be subject to mandatory mediation prior to the filing of any arbitration action as described in Section 9.5.

22

(b) The mediator will be selected from the roster of mediators at Judicial Arbiter Group, Inc. in the State of Florida (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single mediator within ten days after a demand for mediation is made, then the mediator will be selected by JAG from among its available professionals. The mediation will be held within 45 days of the selection of the mediator. All communications, both written and oral, during mediation are confidential and will be treated as settlement negotiations for purposes of the Florida Rules of Evidence. The mediation process will be confidential pursuant to terms agreed to by the Parties and the mediator. Each Party shall bear an equal share of any costs and fees associated with mediation, except for legal fees and expenses incurred by the Parties.

(c) If the Parties are unable to resolve a dispute, Claim, interpretation, controversy, or issue of public policy pursuant to this Section 9.4, the Parties shall engage in binding arbitration pursuant to Section 9.5.

9.5 Mandatory Binding Arbitration.

(a) Except for Claims arising under Section 5.8 or Section 10.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 9.5, will be determined exclusively by arbitration held in the State of Florida, and will be governed exclusively by the Florida Revised Arbitration Code (the “FRAC”).

(b) A panel of three arbitrators (the “Arbitration Panel”) will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of such Arbitration Panel within ten days after a demand for arbitration is made, then the Arbitration Panel will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c) The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Florida, with respect to this Section 9.5 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the FRAC. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Florida state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d) The Parties waive (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

ARTICLE X
MISCELLANEOUS

10.1 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

23

10.2 Entire Agreement. This Agreement, including all Exhibits hereto, supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

10.3 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

10.4 Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Sellers may not assign any of their rights, interests and obligations hereunder. Buyer may assign any of its rights hereunder to an entity or entities over which Buyer has control.

10.5 Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

10.6 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

10.7 Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Buyer:

Panacea Life Sciences Holdings, Inc.

16194 West 45th Drive

Golden, CO 80403

If to Sellers:

N7 Enterprises, Inc.

8565 Somerset Dr., Suite A

Largo, FL 33770

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

24

10.8 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Florida, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law.

10.9 Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

10.10 Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the Arbitration Panel or a court of law.

10.11 Specific Performance. The rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if the other Party violates or fails or refuses to perform any covenant or agreement made by it herein, such Party may be without an adequate remedy at law. If a Party violates or fails or refuses to perform any covenant or agreement made by them herein, the other Party may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Article VIII and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 10.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 10.11.

10.12 Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or Arbitration Panel to interpret this Agreement as follows:

(a) With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b) if an unenforceable provision is modified or disregarded in accordance with this Section 10.12, by holding the rest of the Agreement will remain in effect as written;

(c) by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d) if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.13 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

25

10.14 Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

10.15 Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Buyer may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

10.16 Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

10.17 Disclosure Schedules. All section headings in the Disclosure Schedules and the Schedule Update correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules and Schedule Update shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules and Schedule Update shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules and Schedule Update is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules or Schedule Update relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules or Schedule Update shall not be deemed to be an admission or acknowledgment by any Seller that in and of itself, such information is material to or outside the ordinary course of the business, or is required to be disclosed on the Disclosure Schedules or Schedule Update. No disclosure in the Disclosure Schedules or Schedule Update shall be deemed to create any rights in any third party.

[Signature page follows immediately]

26

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

SELLERS	BUYER

N7 Enterprises, Inc.	Panacea Life Sciences Holdings, Inc.

Gary Wilder, Authorized Representative	Leslie Buttorff, Authorized Representative

Lizard Juice, LLC

Gary Wilder, Authorized Representative

New Age Distribution, LLC

Gary Wilder, Authorized Representative

Gary Wilder

Gary Wilder, individually

27